Exhibit 99.1

MeadWestvaco Corporation Global Headquarters
11013 West Broad Street
Glen Allen VA 23060-5937

+1 804.327.7925 T
+1 804.327.6209 F
www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf	Jason Thompson
tel: +1 804-327-7284	tel: +1 804-201-2556
mediainquiries@mwv.com

MWV Accelerates Cost Reduction Actions

$125 Million Savings Expected in 2009

RICHMOND, VA (January 15, 2009)—MeadWestvaco Corporation (NYSE: MWV) announced today a series of broad actions that will address the current economic challenges, and also enable the company to capture the highest-value opportunities in targeted global packaging end markets. These actions include further reducing corporate and business unit overhead expenses, generating $100 million in cost savings in 2009, and closing or restructuring 12-14 manufacturing locations, creating a savings of $25 million, for a total of $125 million in pre-tax savings during the year. This will result in the elimination of approximately 2,000 positions, or 10 percent of MWV’s global workforce, by year end with approximately 800 of the reductions expected to be completed by the end of the first quarter.

In taking these actions, the company is accelerating a longer-term strategic cost management plan begun last year to reduce its overhead cost structure, optimize its manufacturing footprint, and realize sourcing savings throughout its supply chain. The combined effort, including the accelerated actions announced today, is expected to result in run-rate pre-tax savings of $250 - 300 million by mid-2010, in addition to ongoing productivity initiatives. The cost management efforts, which build on the company’s recent commercial alignment improvements, will enable the company both to address current economic challenges and generate long-term profitability.

“We have been taking aggressive steps over the past several months to help ensure we perform in today’s uncertain environment, and are poised to take advantage of the stronger, more stable periods that are sure to come,” said John A. Luke, Jr., chairman and CEO. “Today’s actions, combined with our strategic focus on the most profitable opportunities in our packaging end markets, will help us further strengthen our financial position and deliver maximum value to shareholders.”

MWV will generate overhead savings through corporate and business staff reductions worldwide, lower discretionary spending, and a decrease in non-manufacturing related expenses. In addition, the company will not provide 2009 pay increases for salaried employees. The manufacturing-related reductions will include savings from facility restructurings and closures, including the previously announced closure of packaging converting operations in Grover, North Carolina; and in Drunen and Uden, The Netherlands. The company has also implemented salaried workforce reductions at its Sidney, New York, Consumer & Office Products facility. In taking these actions, MWV expects to incur principally non-cash pre-tax restructuring and other charges of approximately $200 - 225 million.

The company is scheduled to announce its fourth quarter and full year 2008 earnings performance on January 28. Additional details on MWV’s cost management and business performance initiatives will be shared.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, personal and beauty care, food, beverage, media and entertainment, and home and garden industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 22,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fifth consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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